EXHIBIT 5.1

June 22, 2012

Occidental Petroleum Corporation
10889 Wilshire Boulevard
Los Angeles, California 90024

Re:             1.50% Senior Notes due 2018 and 2.70% Senior Notes due 2023 of
Occidental Petroleum Corporation

Ladies and Gentlemen:

I am Associate General Counsel of Occidental Petroleum Corporation, a Delaware corporation (“Occidental”), and am rendering this opinion in connection with the issuance and sale by the Company of $500,000,000 in aggregate principal amount of its 1.50% Senior Notes due 2018 (the “2018 Notes”), and $1,250,000,000 in aggregate principal amount of its 2.70% Senior Notes due 2023 (the “2023 Notes,” and, together with the 2018 Notes, the “Notes”).  The Notes are to be issued pursuant to the Indenture, dated as of August 18, 2011, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, and an officers’ certificate, dated as of June 22, 2012, establishing the form and setting forth the specific terms of the Notes (the “Officers’ Certificate”; such indenture, as amended and supplemented by the Officers’ Certificate, the “Indenture”).    The Notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Registration Statement on Form S-3 (the “Registration Statement”), which was filed by Occidental on August 15, 2011 with the Securities and Exchange Commission (the “Commission”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) the Registration Statement; (ii) the Restated Certificate of Incorporation and By-laws of Occidental, in each case, as amended to date (the “Certificate” and “Bylaws”, respectively); (iii) the Indenture; (iv) the Underwriting Agreement, dated June 19, 2012 (the “Underwriting Agreement”), between the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC , as representatives of the several underwriters named in Schedule A to the Underwriting Agreement (the “Underwriters”); and (v) certain resolutions adopted by the Board of Directors of Occidental relating to the execution of the Indenture, the issuance of the Notes, the filing of the Registration Statement and any amendments or supplements thereto and related matters (the “Board Resolutions”).

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of Occidental and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of Occidental and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

I am familiar with the proceedings taken and proposed to be taken by Occidental in connection with the authorization and issuance of the Notes. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures (other than signatures executing documents on behalf of Occidental), the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies. In making my examination of executed documents, I have assumed that the parties thereto, other than Occidental, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of Occidental and others.  Also, I have relied, as to certain legal matters, on advice of other lawyers employed by Occidental who are more familiar with such matters.

I am a member of the California and New York Bars and for purposes of this opinion do not hold myself out as an expert on, nor do I express any opinion as to, the laws of any jurisdiction other than the laws of the State of New York, the Federal laws of the United States and the corporation laws of the State of Delaware.

Based upon and subject to the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

When the Notes are duly executed and authenticated in accordance with the provisions of the Indenture, and duly delivered to the purchasers thereof upon payment of the agreed upon consideration therefor in accordance with the Underwriting Agreement and the Indenture, then the Notes will be validly issued and binding obligations of Occidental, enforceable against Occidental in accordance with their terms, except: (x) as may be subject to or limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, (b) the effect of general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law, (c) the applicability or effect of any fraudulent transfer, preference or similar law, (d) requirements that a claim with respect to any Notes authenticated and delivered under the Indenture denominated other than in United States dollars (or a judgment denominated other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law, (e) governmental authority to limit, delay or prohibit the making of payments outside the United States or in a foreign currency, composite currency or currency unit, and (f) the effect of general rules of contract law that limit the enforceability of provisions requiring indemnification of a party for liability for its own action or inaction to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct; and (y) that the waiver contained in Section 515 of the Indenture may be deemed unenforceable.

The opinions above with respect to the Notes are limited to the internal laws of the State of New York.

I call to your attention that federal courts located in New York could decline to hear a case on grounds of forum non-conveniens or any doctrine limiting the availability of the federal courts in New York as a forum for the resolution of disputes not having a sufficient nexus to New York, and I express no opinion as to any waiver of rights to assert the applicability of the forum non-conveniens doctrine or any such other doctrine.

My opinion above with respect to the enforceability of the choice of New York law and choice of New York forum provisions of the Indenture and the Notes is rendered in reliance upon the Act of July 19, 1984, ch. 421, 1984 McKinney’s Sess. Laws of N.Y. 1406 (codified at N.Y. Gen. Oblig. Law Sections 5-1401, 5-1402 (McKinney 1989) and N.Y. CPLR 327(b) (McKinney (1990)) (the “Act”) and is subject to the qualifications that such enforceability (i) may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought, and (ii) as specified in the Act, does not apply to the extent provided to the contrary in subsection two of Section 1-105 of the New York Uniform Commercial Code.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to me under the heading “Legal Opinions” in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Linda S. Peterson